Exhibit 16 - Page 1 of 1



ERNST & YOUNG LLP         Suite 1100                         Phone: 415 248 2000
                          550 California Street              Fax:   415 248 2100
                          San Francisco, California 94104


June 19, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated June 16, 1997 of Phoenix Leasing American Business Fund, L.P., and are in agreement with the statements contained in the first three paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                               ERNST & YOUNG LLP





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